Exhibit 99.1

FOR IMMEDIATE RELEASE:        March 26, 2009

Key Technology Announces Cost Reductions to Address Current Economic Conditions
Current Economic Conditions Adversely Affecting Results of Operations

Walla Walla, WA – Key Technology, Inc. (Nasdaq: KTEC) announced today it is taking a variety of cost reduction initiatives during fiscal 2009 to maintain profitability for the fiscal year.   These cost reduction initiatives include a planned reduction of approximately 7% in its global workforce.  The initiatives also include cancellation of fiscal year cash and stock incentive awards, temporary reductions in pay for all U.S. personnel, suspension of 401(k) matching, mandatory leave and other cost reduction measures.

David Camp, President and Chief Executive Officer of the Company, commented, “Our evaluation of the current marketplace indicates that some of our customers are delaying purchasing decisions until the uncertainty of the economic situation begins to show signs of improvement.  In addition, some customers are also extending delivery dates of their purchase commitments as they try to manage the financial demands of the current economy.  While we are mindful of the personal difficulties these actions impose on our employees and their families, these cost reductions are an unfortunate, but necessary, response to the current economic conditions that both our Company and our customers are facing during 2009.”

The Company also announced that it expects results of operations in the current fiscal year will be adversely affected by current economic conditions.  The Company estimates that net sales for the second fiscal quarter of 2009 will be 10% to 15% lower than net sales in the first fiscal quarter of 2009 and, as a result, projects an after-tax net loss for the second quarter of between $1.5 million and $2.0 million.  The projected net loss for the second quarter includes a $700,000 pre-tax charge for termination benefits related to the workforce reduction and a $343,000 pre-tax write-off of previously incurred costs associated with a potential facility expansion.  The Company is currently expecting results for the second half of fiscal 2009 to show improvement over the first half of fiscal 2009.  In view of current developments and general economic conditions, the Company currently anticipates that net sales for fiscal 2009 will be approximately 20% lower than net sales in fiscal 2008.  At such reduced level of net sales, the Company expects it will be modestly profitable in fiscal 2009.

Camp concluded, “The Company’s financial condition remains strong.  The Company remains focused on profitability during these challenging times, while pursuing our long-term strategic business objectives, including our commitment to bringing new and innovative solutions to our customers.”

About Key Technology

Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets.  The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost.  Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	current worldwide economic conditions may adversely affect the Company’s business and results of operations, and the business of the Company’s customers;
•	adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;

•	the loss of any of the Company’s significant customers could reduce the Company’s revenues and profitability;
•	the Company is subject to pricing pressure from its larger customers which may reduce the Company’s profitability;
•	the failure of any of the Company's independent sales representatives to perform as expected would harm the Company's net sales;
•	the Company may make acquisitions that could disrupt the Company’s operations and harm the Company’s operating results;
•
issues arising during the implementation of the Company’s enterprise resource planning (“ERP”) system could affect the Company’s operating results and ability to manage the Company’s business effectively;

•	if the Company's ERP system is not implemented properly, it could cause errors in the Company's financial reporting;
•	the Company's international operations subject the Company to a number of risks that could adversely affect the Company’s revenues, operating results and growth;
•	competition and advances in technology may adversely affect sales, prices and the marketability of the Company’s products;
•	failure of the Company’s new products to compete successfully in either existing or new markets;
•	the Company's inability to retain and recruit experienced personnel may adversely affect the Company’s business and prospects for growth;
•	the loss of members of the Company’s management team could substantially disrupt the Company’s business operations;
•	the inability of the Company to protect the Company’s intellectual property, especially as the Company expands geographically, may adversely affect the Company’s competitive advantage;
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company’s results of operations and the Company’s customer relations;

•	the Company's dependence on certain suppliers may leave the Company temporarily without adequate access to raw materials or products;
•	the limited availability and possible cost fluctuations of materials used in the Company’s products could adversely affect the Company’s gross profits; and
•	the price of the Company's common stock may fluctuate significantly and this may make it difficult for shareholders to resell common stock when they want or at prices they find attractive.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

Note:  News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

CONTACT:	Key Technology, Inc., Walla Walla, Washington
Jack Ehren, Senior Vice President and Chief Financial Officer – 509-529-2161